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                                                                    EXHIBIT 99
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CAMBRIDGE, Mass.--(BW HealthWire)-- March 20, 1998--Transcend Therapeutics, Inc.
(NASDAQ NM: TSND - news) today announced that the Phase III clinical trial evaluating the intravenous administration of Procysteine for the treatment of Acute Respiratory Distress Syndrome (ARDS) has been suspended following a recommendation of an independent Safety Monitoring Board.

The protocol for the double-blind, placebo-controlled clinical trial required an Interim Safety Evaluation after 150 patients were enrolled. That evaluation was conducted by an independent Safety Monitoring Board (SMB) on patients enrolled through January 26, 1998. The SMB recommended that the study be continued, as reported earlier.

However, following an updated review of preliminary mortality data on a total of 213 patients enrolled through March 18, 1998, the SMB concluded that the incidence of all cause mortality in patients receiving Procysteine i.v. was higher than the incidence in patients receiving a placebo.

The U.S. Food and Drug Administration (FDA) has been informed of this decision to suspend the Phase III trial. The Company is also informing international regulatory authorities and its investigators in North America and Europe.

"We are extremely disappointed with the unexpected mortality finding. We plan to have a complete and thorough review of all data in order to decide whether to resume our work with Procysteine i.v. for the treatment of ARDS. The Company currently plans to continue its clinical work with oral Procysteine for the treatment of amyotrophic lateral sclerosis and atherosclerosis as well as our preclinical work with glutathione esters, our so-called TR-500 Compounds," said Hector J. Gomez, M.D., Ph.D., President and CEO of Transcend Therapeutics. Dr. Gomez further stated, "We are pursuing our strategy of identifying new product in-licensing opportunities."

Under a February 1997 agreement between Transcend and Boehringer Ingelheim International GmbH (BI), BI holds a worldwide license to use and sell Procysteine i.v. for all pharmaceutical applications. Subject to the oversight of a joint development team formed by Transcend and BI, Transcend has principal responsibility for development of Procysteine i.v. for use in the treatment of ARDS in all countries other than Japan. BI will have principal responsibility to develop Procysteine i.v. for the treatment of ARDS in Japan.


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Boehringer Ingelheim, with headquarters in Ingelheim, Germany, is an international R&D-oriented pharmaceutical company with total worldwide sales in 1996 of more than 7.0 billion Deutschemarks ($4.4 billion). Boehringer Ingelheim spent 1.1 billion Deutschemarks ($750 million) in 1996 on R&D, focusing on innovative products for the treatment of acute and chronic conditions associated with respiratory, cardiovascular, CNS and gastrointestinal disorders. Headquarters for the U.S. operations, Boehringer Ingelheim Pharmaceuticals, Inc., are located in Ridgefield, Conn.

Transcend Therapeutics, Inc. is dedicated to the development and commercialization of products for the treatment and prevention of critical care conditions. For additional information, please refer to the Transcend Therapeutics home page at http://www.tsnd.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

Contact:   Transcend Therapeutics, Inc.
           Hector J. Gomez
           B. Nicholas Harvey
           617/374-1200